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                                                                    EXHIBIT 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Incentive Compensation Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan, and 1999 Directors' Stock Option Plan, of our report dated January 18, 2000, except for Note 9, as to which the date is February 15, 2000 with respect to the financial statements of HomeGrocer.com, Inc. as of January 2, 1999 and January 1, 2000 and for the period from January 15, 1997 (inception) to January 3, 1998 and the years ended January 2, 1999 and January 1, 2000 included in the Registration Statement (Form S-1 No. 333-93015) of HomeGrocer.com, Inc. filed with the Securities and Exchange Commission.


Seattle, Washington                     Ernst & Young LLP
March 9, 2000